NEWS RELEASE

BIOLASE REPORTS 2013 THIRD QUARTER, NINE-MONTH RESULTS

Q3 Net Revenue of $12.3 Million
Year-to-Date Net Revenue of $41.2 Million, Increase of 8% Year over Year
Q3 Imaging Revenue Increases 42%, Year over Year
Reserves $1 Million for Excess and Obsolete Inventory in Q3

IRVINE, CA (November 11, 2013) — BIOLASE, Inc. (NASDAQ:BIOL), the world’s leading manufacturer and distributor of dental lasers, and a pioneer in laser surgery in other medical specialties, today reported unaudited financial results for the third quarter and nine months ended September 30, 2013.

Financial Highlights for the Nine Months and Third Quarter ended September 30, 2013:

•	Net revenue of $41.2 million for the nine months ended September 30, 2013, an 8% increase over net revenues of $38.3 million for the same prior year period.

•	Net revenue of $12.3 million for Q3 2013, a 10% decrease as compared to net revenues of $13.8 million for Q3 2012.

•	Non-GAAP net loss for Q3 2013 of $3.2 million, or a loss of $0.10 per share, as compared to non-GAAP net income of $96,000, or income of $0.00 per share, for Q3 2012.

•	Increased reserve for excess and obsolete inventory by $1 million during Q3 2013; one time charge had direct impact to cost of sales and gross margin for the quarter and nine months ended September 30, 2013.

•	Net revenue from the sale of core laser systems increased approximately $90,000, or 0.3%, for the nine months ended September 30, 2013, as compared to the prior year period; decreased approximately $2.0 million, or 20%, for Q3 2013 as compared to Q3 2012.

•	Net revenue from the sale of digital imaging systems and CAD/CAM intraoral scanners increased approximately $1.6 million, or 94%, for the nine months ended September 30, 2013, as compared to the prior year period.

Operating Highlights of the 2013 Third Quarter:

•	Sold 2,688,172 shares of common stock in a registered direct public offering to a single investor, Camber Capital Management, LLC (“Camber”). The offering price of $1.86 per share, a price equal to the closing price on September 23, 2013, resulted in gross proceeds of $5 million, before deducting placement agent commissions and offering expenses of approximately $408,000.

•	Entered into a strategic agreement with Valam Corporation to develop, market, and sell office-based laser systems to Ear, Nose, and Throat (or “ENT”) doctors; BIOLASE’s EPIC 10 soft-tissue laser is cleared by the FDA for use in ENT surgical procedures.

•	An informational news segment discussing the use of BIOLASE’s WaterLase in dental procedures aired on CNBC on Saturday, August 17, 2013, and will be aired on upcoming broadcasts of the Fox Business Network and Bloomberg International Network in the coming months.

•	Declared a one-half percent stock dividend payable on September 13, 2013, to stockholders of record as of August 30, 2013.

Other Highlights of the 2013 Third Quarter:

•	Granted several new patents:

•	In the U.S. for mitigating the effects of presbyopia using infrared lasers; significantly expands on BIOLASE’s previously issued U.S. Patent No. 7,665,467 regarding methods and devices for treating presbyopia.

•	In the U.S. and Japan for delivering sterile water; significantly expands on BIOLASE’s fluid conditioning system technology which is already covered in several U.S. and international patents.

•	In the U.S. for finger switch actuation of handheld medical instrumentation; an innovative new patent that addresses the need for improved efficiency and space accommodation in surgical operating rooms.

•	WaterLase technology was featured in 18 new peer-reviewed journal articles published in the English language during the 2013 third quarter. These articles concluded, among other things, that lasers improve the removal of debris in root canals, WaterLase technology leads to a high bactericidal effect with a significant reduction in operating times, WaterLase technology has a shallower learning curve for dentists, and WaterLase assisted endodontic treatment using radial firing tips lead to less adverse effects.

Highlights Subsequent to the 2013 Third Quarter:

•	Entered letter of commitment with Auris Surgical Robotics, Inc. (“Auris”), the developer of a robotic microsurgical system designed specifically for ophthalmic surgery, to develop a new product for ophthalmologists; the product is planned to feature BIOLASE’s patented WaterLase YSGG all-tissue atraumatic cutting technology mounted on a unique robotic operating system manufactured by Auris.

•	Issued a new patent in the U.S. for treating eye conditions with low-level light therapy; significantly expands on a previously issued U.S. Patent regarding methods and devices for treating presbyopia.

•	Named industry veteran Brian Jaffe as Vice President, North American Sales and Marketing. Mr. Jaffe comes to BIOLASE from Millennium Dental Technologies, where he held the position of Vice President of Global Sales.

•	Amended our two revolving credit agreements with Comerica Bank to waive non-compliance with our earnings before income tax, depreciation, and amortization (“EBITDA”) covenant at September 30, 2013.

Net revenue for the 2013 third quarter totaled $12.3 million, compared with $13.8 million in the 2012 third quarter, a decrease of approximately $1.5 million, or 10%. Net revenue for the nine months ended September 30, 2013, totaled $41.2 million, an increase of approximately $2.9 million, or 8%, as compared with net revenue of $38.3 million for the nine months ended September 30, 2012. The decrease to net revenue for the three months ended September 30, 2013 was primarily attributable to approximately $2 million in reduced laser system revenues offset by slight increases in imaging systems, consumables and other, and services revenues. The increase to net revenue for the nine months ended September 30, 2013, was primarily attributable to increased imaging systems revenues of approximately $1.6 million, increased consumables and other of $401,000 and increased service revenue of $743,000.

Federico Pignatelli, Chairman and CEO, said, “We are dissatisfied with the results for the third quarter ended September 30, 2013. We believe that the Company’s results were primarily due to inadequate execution within our sales force and subpar marketing efforts in connection with the Company’s transition from just selling WaterLase dental lasers to selling a wide range of lasers, including soft-tissue diodes, and other technological solutions for dentists, digital radiography, and CAD/CAM intra-oral scanners. While we believe this transition is strategically necessary for the long-term growth of BIOLASE as a Total Technology Solution provider, this transition caused unanticipated short-term inefficiencies, which can occur during a strategic shift such as the one we have implemented. The effects from these inefficiencies may have been exacerbated by unforeseen market factors, as well, such as the confusion over the implementation of the Patient Protection and Affordable Care Act and the continued uncertainty related to the Congressional impasse over the U.S. budget and the debt ceiling, which affected the buying decision process of the dental community, which is comprised of 140,000 small business owners. Consequently, we have developed plans to rapidly address all of the issues at hand, including making a number of changes within our sales and marketing departments and implementing new strategies along with certain cost containment measures.

“We have shifted our strategic approach and believe that these proactive changes to grow into a high-tech, multi-product manufacturer and distributor are essential to develop a winning sales and marketing strategy for BIOLASE. In the process of shifting our approach, we view the Company’s third quarter performance as the lowest part in this cycle of radical change at BIOLASE, and we expect a stronger fourth quarter and 2014 in all segments of our business, primarily driven by our WaterLase product line. We are also optimistic about the potential of several upcoming product launches, including the Galaxy BioMill System, which was announced today. We plan to introduce the Galaxy BioMill System, an in-office, chair-side milling machine for dental implants, at the upcoming Greater New York Dental Meeting, the largest dental congress and exposition in the United States, which will be held from November 29 through December 4, 2013.

“On the management side, one of the key changes that we have made was to replace our Vice Presidents of both Sales and Marketing with an industry veteran with significant experience and a successful track record in sales and marketing for both dental lasers and digital imaging systems, Brian Jaffe. Brian comes to BIOLASE from a direct competitor, Millennium Dental Technologies, where he held the position of Vice President of Global Sales. Prior to his role with Millennium, Mr. Jaffe was the Vice President of Sales and Marketing at Vatech America, a leading supplier of dental cone beam and digital radiographic systems, and Suni Medical Systems, Inc., a pioneer in digital radiography. We are enthusiastic with the depth and breadth of knowledge that Brian brings to BIOLASE for global sales of both dental lasers and digital radiography.

“As a further step, our Board has authorized the Company to seek the services of an investment bank to assist BIOLASE in exploring possible M&A transactions with the goal of maximizing shareholder value.  We have already begun the process of interviewing and evaluating several investment banks and while we cannot assure that any particular opportunity will be pursued or that a transaction will occur, the Company is currently valued at approximately one-times revenues, and we believe that some of its assets could be worth significantly more. With developmental pre-launch business opportunities in ophthalmology, otolaryngology, orthopedics, podiatry, pain management, and veterinary therapeutic laser products, BIOLASE has more opportunities than we can pursue on our own. Selling one or more of them could generate the funds that could give us the working capital we need for our core businesses.

“Lastly, given the current unsatisfactory performance of the business and stock valuation, I have decided to refuse any Board proposed option compensation this year. The Board has traditionally awarded me equity compensation and, if offered, I will not accept it and remain at my symbolic $1 annual salary,” concluded Pignatelli.

Alexander K. Arrow, M.D., President and Chief Operating Officer, commented, “Our plan for reforming sales and marketing includes more than just replacing some of our Vice Presidents. We have also assigned five Sales Managers to regions that cover the United States and Canada, a layer of sales management consistent with best practices with sales forces of our size but something that BIOLASE has not had in the past. These regional sales managers have histories of success and will travel with our sales force and ensure that they perform the things that sales representatives must do on a daily, weekly, and monthly basis to be successful. We believe training and closer management of these ‘key performance indicators’ will improve the effectiveness of the sales force. The regional sales managers will also be responsible for recruiting additional account managers in their regions.

“Another change in strategy has been our establishment of an ‘imaging-specific’ sales group to assist our laser sales force in closing sales of digital radiography and CAD/CAM intra-oral scanners. We began this recently as a pilot program in select geographic regions and it has met with initial success. As such, we have hired several imaging-specific sales specialists in recent weeks, and we plan to hire several more during the fourth quarter. We are also establishing an industry-specific sales team to address our entry into the ENT market.

“Operationally, we have developed cost reduction plans that fall within our costs of sales and sales and marketing expense categories, which we have partially completed. These are having an effect in our fourth quarter and we believe that they could be significant in 2014, as well,” concluded Dr. Arrow.

For the nine months ended September 30, 2013, laser system net revenue increased by approximately $90,000, as compared to the same period of 2012, despite decreasing by approximately $2.0 million, or 20%, in the 2013 third quarter as compared to the prior year quarter.

Fred Furry, CFO, commented, “Our third quarter results mask several of the positives we have seen since the beginning of the year. Contrary to the contraction of our U.S. laser sales, our international laser sales were up 22% for the nine months ended September 30, 2013, as compared to the same period in 2012. In addition, imaging revenues were up 94% and consumables were up 9% in the first nine months of 2013 as compared to the same period in 2012. Our high-margin domestic sales in the third quarter were weak, however, and as Messrs. Pignatelli and Arrow have noted, we believe that we have taken steps to address this trend, such as the establishment of a regional sales structure and contemplating modifications to our sales incentive compensation program. As these measures take effect, we believe our top line will strengthen and grow.”

Imaging revenues, which included both cone beam digital imaging and CAD/CAM intraoral scanners, totaled approximately $961,000, or 8% of net revenue, during the 2013 third quarter as compared to $675,000, or 5% of net revenue, for the prior year quarter. For the nine months ended September 30, 2013, imaging revenues increased by approximately $1.6 million, or 94%, as compared to the same period of 2012. The increases for the three and nine months ended September 30, 2013, were driven by increased sales efforts and increased equipment offerings at various value propositions.

Consumables and other net revenue, which includes consumable products such as disposable tips, increased by approximately 8% for the 2013 third quarter as compared to the prior year quarter. For the nine months ended September 30, 2013, consumables and other net revenue increased by approximately 9%.

Gross profit as a percentage of net revenue was 31% for the 2013 third quarter as compared to 46% for the prior year quarter. For the nine months ended September 30, 2013, gross profit as a percentage of net revenue was 37% as compared to 46% for the prior year period. The quarter-over-quarter and year-over-year decreases were primarily due to higher sales of licensed imaging equipment, which generally carry lower margins than our laser products, and increased international laser sales, which generally carry a lower margin than our domestic laser sales. In addition, we increased our reserve for excess and obsolete inventory by $1 million during the third quarter due to changes in market factors and the decreased velocity of our inventory.

“Our results for the third quarter and nine months ended September 30, 2013 include the effects from a charge of approximately $1 million to our reserve for excess and obsolete inventory during the third quarter. This adjustment was based on negative market trends that have impacted our ability to sell certain of our older products and the decreased velocity of our inventory over the past several measurement points. This one time charge is reflected in our cost of sales for the third quarter and negatively impacted both our gross profit and GAAP net losses for both the third quarter and nine months ended September 30, 2013,” concluded Furry.

Operating expenses totaled $7.7 million, or 62% of net revenue for the 2013 third quarter, as compared to $6.7 million, or 48% of net revenue, in the 2012 third quarter. For the nine months ended September 30, 2013, operating expenses totaled $24.2 million, or 59% of net revenue, as compared with $21.3 million, or 56% of net revenue, for the nine months ended September 30, 2012, an increase of $2.9 million, or 13%. The quarter-over-quarter and year-over-year increases were primarily driven by a substantial investment in our sales and marketing efforts during 2013, legal expenses related to enforcing and protecting our intellectual property portfolio and class action lawsuits, and increases to our allowance for doubtful accounts.

Effective for sales beginning January 1, 2013, the Patient Protection and Affordable Care Act imposed a 2.3% medical device excise tax on certain product sales to customers located in the U.S. As a result, we incurred excise tax expenses of $89,000, or 0.7% of net revenue, for the 2013 third quarter and $308,000, or 0.8% of net revenue, for the nine months ended September 30, 2013.

Our net loss for the 2013 third quarter totaled approximately $4.0 million, or a loss of $0.13 per share, compared to a net loss of $548,000, or a loss of $0.02 per share, for the 2012 third quarter. After removing interest expense of $182,000, depreciation and amortization expenses of $141,000, and stock-based, other equity instruments, and other non-cash compensation expense of $554,000, the 2013 third quarter resulted in a non-GAAP net loss of $3.2 million, or a loss of $0.10 per share, compared with non-GAAP net income of $96,000, or income of $0.00 per share, for the 2012 third quarter.

For the nine months ended September 30, 2013, our net loss totaled approximately $9.2 million, or a loss of $0.29 per share, as compared to a net loss of $4.1 million, or a loss of $0.13 per share, for the nine months ended September 30, 2012. After removing interest expense of $386,000, depreciation and amortization expenses of $439,000, and stock-based, other equity instruments, and other non-cash compensation expense of $1.5 million, the nine months ended September 30, 2013, resulted in a non-GAAP net loss of $6.9 million, or a loss of $0.22 per share, compared with a non-GAAP net loss of $2.1 million, or a loss of $0.07 per share, for the nine months ended September 30, 2012.

On August 23, 2013 and August 26, 2013, two putative securities class action lawsuits were filed against the Company and certain of our officers and directors in the United States District Court for the Central District of California. On October 22, 2013, four individual plaintiffs each filed motions to consolidate these actions and to be appointed as lead plaintiff pursuant to the Private Securities Litigation Reform Act of 1995. Those motions are currently scheduled to be heard on December 13, 2013. No other dates have been set. As of September 30, 2013, we have accrued $250,000 for legal costs expected to be incurred in connection with these matters. We believe that the claims contained in the lawsuits are without merit and intends to vigorously defend against the claims.

Liquidity and Capital Resources
As of September 30, 2013, BIOLASE had approximately $5.0 million in working capital. Cash and cash equivalents totaled approximately $4.2 million at September 30, 2013, compared to $2.5 million at December 31, 2012.

Net accounts receivable totaled $10.8 million at September 30, 2013, compared to $11.7 million at December 31, 2012. At September 30, 2013, the Company had two revolving credit facilities totaling $8.0 million, with $2.5 million of available borrowings.

On September 23, 2013, we entered into a subscription agreement with Camber Capital Management, LLC, pursuant to which we agreed to sell 2,688,172 shares of its common stock at a price per share of $1.86 for gross proceeds of $5 million. The net proceeds to the Company were $4.6 million, after deducting associated costs of $408,000, which included the placement agent fee of 5% to Northland Securities, Inc. The shares of common stock sold were issued pursuant to a prospectus supplement, which was filed with the Securities and Exchange Commission (the “SEC”) September 26, 2013, in connection with a registration statement on Form S-3, as amended, which was declared effective by the SEC on September 19, 2013.

On November 8, 2013, we amended our two revolving credit agreements with Comerica Bank to waive noncompliance with our minimum EBITDA covenant for the quarter ended September 30, 2013, reset our EBITDA covenant for the quarter ending December 31, 2013, and establish covenants for the remaining term of the agreements. In connection with this amendment, we issued Comerica Bank 100,000 warrants and incurred an amendment fee of $10,000. Furthermore, the amendment includes liquidity ratio and liquid asset covenants, and an equity raise requirement that established March 1, 2014 as the latest date by which the Company is required to raise at least $3.0 million.

Financial Outlook
The Company is reducing its net revenue guidance for the year ending December 31, 2013 to a range of $57 million to $59 million.

Conference Call
As previously announced, BIOLASE will hold a conference call to discuss these financial results as follows:

Date: Time: Dial-in numbers: Live webcast:	Monday, November 11, 2013 4:30pm Eastern Time 1-877-407-4019 (toll-free/U.S. & Canada) 1-201-689-8337 (toll/international) www.biolase.com, under ‘Investors’

The archived webcast will be available for 90 days on the Company’s website, www.biolase.com, in the ‘Investors’ section under ‘Audio Archive.’

About BIOLASE, Inc.
BIOLASE, Inc. is a biomedical company that develops, manufactures, and markets innovative lasers in dentistry and medicine and also markets and distributes high-end 2D and 3D digital imaging equipment and CAD/CAM intraoral scanners; products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s proprietary laser products incorporate approximately 300 patented and patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold more than 23,900 lasers. Other laser products under development address ophthalmology and other medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, LinkedIn at www.linkedin.com/company/biolase, Google+ at www.google.com/+BIOLASEIrvine, Instagram at www.instagram.com/biolaseinc and YouTube at www.youtube.com/biolasevideos.

BIOLASE®, WaterLase®, iPlus®, EPIC™, Galaxy™, and BioMill™ are all registered trademarks or trademarks of BIOLASE, Inc.

Non-GAAP Financial Measures
The non-GAAP financial measures contained herein are a supplement to the corresponding financial measures prepared in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP financial measures presented exclude the items summarized in the table on page 12 of this press release. Management believes that adjustments for these items assist investors in making comparisons of period-to-period operating results and that these items are not indicative of the Company’s on-going core operating performance.

Management uses non-GAAP net (loss) income and non-GAAP net (loss) income per basic and diluted share in its evaluation of the Company’s core after-tax results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Management believes that providing these non-GAAP financial measures allows investors to view the Company’s financial results in the way that management views the financial results.

The non-GAAP financial measures presented herein have certain limitations in that they do not reflect all of the costs associated with the operations of the Company’s business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the Company may be different from the non-GAAP financial measures used by other companies.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements contained in this press release that refer to BIOLASE’s estimated or anticipated future results or other non-historical facts are forward-looking statements, as are any statements in this press release concerning prospects related to BIOLASE’s strategic initiatives, product introductions and anticipated financial performance. Forward-looking statements can also be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current perspective of existing trends and information and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors affecting BIOLASE’s business. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that may be detailed, from time-to-time, in BIOLASE’s reports filed with the SEC. BIOLASE does not undertake any responsibility to revise or update any forward-looking statements contained herein.

For further information, please contact:
Michael Porter
Porter, LeVay & Rose, Inc.
212-564-4700

(financial tables follow)BIOLASE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Product and services revenue	$12,311	$13,710	$41,008	$38,147
License fees and royalty revenue	34	71	181	129

Net revenue	12,345	13,781	41,189	38,276
Cost of revenue	8,516	7,500	26,005	20,688

Gross profit	3,829	6,281	15,184	17,588

Operating expenses:
Sales and marketing	4,164	3,635	13,554	11,383
General and administrative	2,460	1,839	7,305	6,271
Engineering and development	977	1,195	2,987	3,657
Excise tax	89	—	308	—

Total operating expenses	7,690	6,669	24,154	21,311

Loss from operations	(3,861)	(388)	(8,970)	(3,723)

Gain (loss) on foreign currency transactions	16	(28)	(74)	(137)
Interest expense, net	(182)	(98)	(386)	(140)

Non-operating loss, net	(166)	(126)	(460)	(277)

Loss before income tax (benefit) provision	(4,027)	(514)	(9,430)	(4,000)
Income tax (benefit) provision	22	34	(182)	97

Net loss	$(4,049)	$(548)	$(9,248)	$(4,097)

Net loss per share:
Basic	$(0.13)	$(0.02)	$(0.29)	$(0.13)

Diluted	$(0.13)	$(0.02)	$(0.29)	$(0.13)

Shares used in the calculation of net loss per share:
Basic	32,367	31,890	32,062	31,803

Diluted	32,367	31,890	32,062	31,803

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BIOLASE, INC.

CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except per share data)

	September 30,	December 31,
	2013	2012
ASSETS Current assets:
Cash and cash equivalents	$4,151	$2,543
Accounts receivable, less allowance of $554 in 2013 and $304 in 2012	10,802	11,680
Inventory, net	11,745	11,142
Prepaid expenses and other current assets	1,062	1,552

Total current assets	27,760	26,917
Property, plant, and equipment, net	1,711	1,509
Intangible assets, net	200	300
Goodwill	2,926	2,926
Deferred tax asset	16	16
Other assets	246	305

Total assets	$32,859	$31,973

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT) Current liabilities:
Lines of credit	$5,534	$1,637
Accounts payable	9,346	7,663
Accrued liabilities	4,484	6,267
Customer deposits	174	582
Deferred revenue, current portion	3,184	3,226

Total current liabilities	22,722	19,375
Deferred tax liabilities	602	663
Other liabilities, long-term	34	141

Total liabilities	23,358	20,179

Stockholders’ equity (deficit):
Preferred stock, par value $0.001	—	—
Common stock, par value $0.001	37	34
Additional paid-in capital	147,676	140,747
Accumulated other comprehensive loss	(297)	(320)
Accumulated deficit	(121,516)	(112,268)

	25,900	28,193
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total Stockholders’ equity	9,501	11,794

Total liabilities and stockholders’ equity	$32,859	$31,973

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BIOLASE, INC.

Reconciliation of GAAP Financial Results to Non-GAAP Financial Measures
(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
GAAP net loss	$(4,049)	$(548)	$(9,248)	$(4,097)
Adjustments:
Interest expense	182	98	386	140
Depreciation and amortization expense	141	126	439	373
Stock-based, other equity instruments, and other non-cash compensation expense	554	420	1,490	1,490

Non-GAAP net (loss) income	$(3,172)	$96	$(6,933)	$(2,094)

GAAP net loss per share, basic and diluted	$(0.13)	$(0.02)	$(0.29)	$(0.13)
Adjustments:
Interest expense	0.01	0.00	0.01	0.00
Depreciation and amortization expense	0.00	0.00	0.01	0.01
Stock-based, other equity instruments, and other non-cash compensation expense	0.02	0.02	0.05	0.05

Non-GAAP net (loss) income per share, basic and diluted	$(0.10)	$0.00	$(0.22)	$(0.07)

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